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                                                                   EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 333-120270) and related Prospectus of Anixter International Inc. for the registration of $378,135,000 of its Convertible Notes Due 2033 and to the incorporation by reference therein of our report dated February 2, 2004, except as to Note 14 as to which the date is February 11, 2004, with respect to the consolidated financial statements and schedule of Anixter International Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2004, filed with the Securities and Exchange Commission.



                                                         /s/ ERNST & YOUNG LLP

Chicago, Illinois

December 6, 2004